Exhibit 10.1

AMENDMENT NO. 2 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 (this “Second Amendment”) to the Business Combination Agreement (as defined below) is entered into as of September 11, 2024, by and among Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Veea Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, on November 27, 2023, the Parties entered into that certain business combination agreement (the “Original Agreement,” and as amended, including by the First Amendment (as defined below) and this Second Amendment, the “Business Combination Agreement”);

WHEREAS, on June 13, 2024, the Parties entered into that certain Amendment No. 1 to the Business Combination Agreement (the “First Amendment”);

WHEREAS, prior to the execution and delivery of this Second Amendment, and as a condition and inducement to Plum’s willingness to enter into this Second Amendment, the Company paid $35,000 (the “Interim Payment”), representing fifty percent of Plum’s costs and expenses payable, as of September 4, 2024, for outstanding payments (A) to Plum’s auditor for the review of Plum’s quarterly report on Form 10-Q for the quarter ended June 30, 2024 and (B) for Plum’s directors’ and officers’ insurance policy premiums;

WHEREAS, Plum hereby acknowledges receipt of the Interim Payment;

WHEREAS, pursuant to Section 12.09 of the Business Combination Agreement, prior to the Closing, the Business Combination Agreement may be amended by a written agreement executed by Plum, on the one hand, and the Company, on the other hand; and

WHEREAS, the Parties desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereby agree as follows.

1.	Amendments to the Business Combination Agreement.

(a)	Article I of the Original Agreement is hereby amended by deleting the definition of “Termination Date” and replacing it with the following:

“Termination Date” has the meaning specified in Section 11.04.

(b)	Section 11.01(d) of the Original Agreement, as amended by the First Amendment, is hereby amended and restated in its entirety as follows:

“Reserved.”

(c)	Section 11.02 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01 or Section 11.04, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06(b) (Confidentiality; Access to Information; Publicity), this Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 or Section 11.04 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.”

(d)	Article XI of the Original Agreement is hereby amended by adding Section 11.04 as follows:

“Section 11.04. Termination Date. This Agreement shall automatically terminate and shall be of no further force or effect if the Transactions shall not have been consummated on or prior to September 16, 2024 (the “Termination Date”).”

(e)	Article XII of the Original Agreement is hereby amended by adding Section 12.18 as follows:

“Section 12.18. Released Claims (a) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, each Party for and on behalf of itself and its Related Parties (as defined below), does hereby unequivocally, irrevocably, completely, finally and forever release and discharge, and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, legal counsel, accountants, financial advisors, consultants, representatives, managers, members, partners, shareholders, employees, financing sources, Affiliates (including controlling persons and parent companies), officers, directors, members, managers and employees of Affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (“Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, executions, demands, liens and damages of whatever nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of the Second Amendment, that in any way arise from or out of, are based upon, or are in connection with or relate to any breach, non-performance, action or failure to act under this Agreement or the Transaction Documents occurring prior to the date of the Second Amendment (collectively, the “Released Claims”); provided, however, that (x) no Party shall be released from any breach, non-performance, action or failure to act under this Agreement or the Transaction Documents that occurred following the date of Second Amendment and (y) notwithstanding anything to the contrary contained in this Section, the provisions of Section 7.02 (Trust Account Waiver) shall continue to apply to the Company and its controlled Affiliates.

(b) It is understood and agreed that, except as provided in the proviso to Section 12.18(a), Section 12.18(a) is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties and their Related Parties relating to any breach, non-performance, action or failure to act under this Agreement or the Transaction Documents occurring prior to the date of the Second Amendment. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.

(c) Except as provided in the proviso to Section 12.18(a), each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 12.18 shall survive the consummation of the Transactions contemplated by this Agreement and shall survive the termination of this Agreement.”

2.	Miscellaneous. The Original Agreement, as amended by the First Amendment and this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of the Business Combination Agreement. This Second Amendment shall be integrated in and form part of the Original Agreement upon execution and any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by the First Amendment and this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). Except as expressly provided in the First Amendment and this Second Amendment, all of the terms and provisions in the Original Agreement and the Transaction Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.6, and 12.9 through 12.17 of the Original Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered as of the date first written above.

PLUM ACQUISITION CORP. I

/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Co-Chief Executive Officer

PLUM SPAC MERGER SUB, INC.

/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

VEEA INC.

/s/ Janice Smith
Name:	Janice Smith
Title:	Chief Operating Officer